                                                                    EXHIBIT 10.1

                       THIRD AMENDMENT TO CREDIT AGREEMENT

                  THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of July 19, 1999 ("this Amendment"), among Brigham Oil & Gas, L.P., a limited partnership formed under the laws of the State of Delaware (the "Borrower"), the financial institutions party to the Credit Agreement referred to below (each a "Lender" and collectively the "Lenders") and Bank of Montreal, a Canadian bank, as agent for Lenders under the Credit Agreement (in such capacity, the "Agent").

                                    RECITALS


                  WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Credit Agreement, dated as of January 26, 1998, as amended by that certain First Amendment to Credit Agreement, dated as of August 20, 1998 and that certain Second Amendment to Credit Agreement dated as of March 26, 1999 (as so amended, the "Credit Agreement"); and

                  WHEREAS, the Borrower has advised the Lenders and the Agent that it desires to amend certain provisions of the Credit Agreement, and the Borrower has requested that the Lenders and the Agent agree to various amendments to certain provisions of the Credit Agreement; and

                  WHEREAS, the Lenders and the Agent have agreed to so amend certain provisions of the Credit Agreement upon the terms and subject to the conditions and limitations of this Amendment;

                  NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, the parties hereto hereby agrees as follows:

                  Section 1. Definitions. Capitalized terms used and not otherwise defined herein are used with the meanings ascribed thereto in the Credit Agreement. The following capitalized terms shall have the following respective meanings when used herein:

                  A. "Lending Relationship" shall refer to the Credit Agreement and the other Loan Documents, including, without limitation, this Amendment, together with any and all negotiations, discussions, acts, omissions, renewals, extensions, and other agreements or events related to the Credit Agreement and such other Loan Documents, the parties' obligations thereunder and the transactions contemplated thereby, including, without limitation, any such negotiations, discussions, acts, omissions, renewals, extensions, other agreements or events that (a) occurred prior to the date hereof, (b) may occur on the date hereof, or (c) occurred prior to the execution of this Amendment and the instruments and documents executed and delivered in connection herewith or relating hereto.


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                  B. "New Mortgage" shall mean that certain Mortgage, Deed of
Trust, Assignment of Production, Security Agreement and Financing Statement dated as of March 26, 1999 from Brigham Oil & Gas, L.P. to Thomas McGraw, as Trustee, for the benefit of Bank of Montreal, as Agent.

                  C. "Released Claims" shall mean any and all claims (including without limitation any liabilities, damages, demands and causes of action arising therefrom), whether (a) at law or in equity, (b) on the alleged commission of a tort, (c) on the alleged breach (or anticipatory breach or repudiation) of any contract, duty, or warranty (whether oral or written, express or implied), (d) on the alleged violation of any statute, tariff, or regulation (whether promulgated by the United States, any state thereof, any foreign state or country, or any other governmental agency or entity, wherever located), or (e) on any other factual, legal or equitable theory, including, without limitation, any claim for damages of any type or nature, for injunctive or other relief, for attorneys' fees, interest or any other liability whatsoever on any theory, including without limitation any loss, cost or damage in connection with or based upon "lender liability", unfair dealing, duress, coercion, control or undue influence, extortion or commercial bribery, breach of an implied covenant or duty of good faith and fair dealing, material misrepresentation or omission, overreaching, unconscionability, conflict of interest, bad faith, malpractice, disparate bargaining position, detrimental reliance, promissory estoppel, estoppel by deed, waiver, laches, or any other equitable theory, equitable subordination, breach of fiduciary duty or any other duty, or tortious inducement to commit such breach, tortious interference with contract or prospective business relations, negligent performance of contractual obligations, or other theories of negligence, negligent or intentional infliction of emotional distress, slander, libel, other defamation, fraudulent transfer, conversion, trespass to (or clouding the title of) property, usury, violations of the Racketeer Influenced and Corrupt Organizations Act, deceptive trade practices, conspiracy, or any theory of liability as partners or joint venturers, that any Releasing Party may have as of the date hereof against any Released Party with respect to the Lending Relationship.

                  D. "Released Party" shall mean each of the Agent, the Lenders and their respective predecessors, successors, assigns, directors, officers, partners, employees, agents, attorneys, principals and Affiliates and all other Persons liable or who might be claimed to be liable on their behalf (collectively, the "Released Parties").

                  E. "Releasing Party" shall mean each of the Borrower and the Guarantors and their respective predecessors, successors, assigns, directors, officers, partners, employees, agents, attorneys, principals, Affiliates and all other Persons who might have a claim against any Released Party (collectively, the "Releasing Parties").

                  F. "Warrant Agreements" shall mean collectively (i) that certain Warrant Agreement between Brigham Exploration and Bank of Montreal and
(ii) that certain Warrant Agreement between Brigham Exploration and Societe Generale, each to be entered into within thirty (30) days after the date hereof.


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                  Section 2. Amendments to Credit Agreement. The Credit
Agreement is amended hereby as follows:

                  A. Section 1.02 is amended hereby:

                           (i) by deleting the definition of the term "Aggregate
Maximum Credit Amounts" in its entirety and substituting the following therefor:

                           "`Aggregate Maximum Credit Amounts' at any time prior
                  to the initial Borrowing Base determination shall equal $56,000,000, as the same may be reduced pursuant to Section 2.03(b) and Section 2.07(d), and thereafter shall equal the sum of the Maximum Credit Amounts.";

                           (ii) by deleting the definition of the term "EBITDA"
in its entirety and substituting the following therefor:

                           "'EBITDA' shall mean, for any period, the sum of Consolidated Net Income for such period PLUS the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, taxes, depreciation, depletion and amortization, and other non-cash charges, MINUS (i) all non-cash income added to Consolidated Net Income in such period and (ii) capitalized general and administrative charges for such period.";

                           (iii) by deleting the reference "June 1, 1999" in the
definition of the term "First Borrowing Base Determination Date" and substituting therefor the reference "January 31, 2000";

                  B. Section 2.03 of the Credit Agreement is amended hereby by deleting the text of subsection (a) in its entirety, and substituting the following therefor:

                           "Prior to the initial Borrowing Base determination,
                  the Aggregate Commitments shall at all times be equal to the Aggregate Maximum Credit Amounts, after which date the Aggregate Commitments shall be equal to the lesser of (i) the Aggregate Maximum Credit Amounts or (ii) the Borrowing Base as determined from time to time.".

                  C. Section 2.07 of the Credit Agreement is amended hereby as follows:

                           (i) by inserting the following reference before the
last sentence of subsection (d):

                  "Prior to the initial Borrowing Base determination, all prepayments on the Loans other than prepayments made from the proceeds of sale of any equity or equity derivative securities shall reduce the Aggregate Maximum Credit Amounts."


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                           (ii) by inserting the following new subsection (e):

                  "(e) Prior to the initial determination of the Borrowing Base, the Borrower shall make prepayments as set forth below:

                           (i) Upon the sale, transfer or other disposition of
any asset that would be included in the Borrowing Base, as determined by the Agent in its discretion, the Borrower shall prepay the Loans in an amount equal to 100% of the net cash proceeds of any such sale; and

                           (ii) Upon any sale, transfer or other disposition of
any asset that would not be included in the Borrowing Base, the Borrower shall prepay the Loans in an amount equal to 66-2/3% of the net cash proceeds exceeding $500,000 of any such sale."

                  D. Section 8.07 of the Credit Agreement is amended hereby by deleting the reference "June 1, 1999 " in the first sentence of subsection (b) and substituting therefor the reference "January 31, 2000";

                  E. Annex I of the Credit Agreement is amended hereby by deleting Annex I in its entirety and substituting therefor Annex I attached hereto as Exhibit A.

                  Section 3. Covenants. The Borrower or Brigham Exploration, as the case may be, covenants and agrees that during the period from July 1, 1999 through and including January 31, 2000:

                  A. Brigham Exploration shall deliver weekly cash budgets reasonably satisfactory to the Agent in the form provided under the Second Amendment to Credit Agreement, and weekly cash flow statements reasonably satisfactory to the Agent based on such form, with variance analysis to budget (including accounts receivables and accounts payables reporting) not later than the Friday following the week to which such budgets and statements relate.

                  B. The Borrower shall not use any amounts advanced by the Lenders to spud any wells or conduct any other drilling operations (other than routine workovers and recompletions normally expensed in accordance with past practice) without the prior written consent of the Agent and the Lenders, and shall not use any amounts advanced by the Lenders to acquire acreage, leases or seismic data provided that, notwithstanding the foregoing, (i) the Borrower may pay liabilities and/or obligations outstanding as of the date hereof, (ii) the Borrower may incur up to $300,000, in the aggregate, in discretionary new commitments during the period from the date hereof through and including January 31, 2000 to acquire leases and seismic data (or licenses thereto) if, and only if, the Borrower shall grant the Agent, for the benefit of the Lenders, a perfected Lien on its interest in any new leases acquired pursuant to this proviso within thirty (30) days or, upon request by the Agent, within fifteen
(15) days, of any such acquisition under a form


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of mortgage substantially identical to that of the New Mortgage; and (iii) the
Borrower may use amounts advanced by the Lenders to spud, drill and complete wells identified in Schedule I hereto and any other wells that have no dry hole costs associated therewith.

                  C. The Borrower shall provide to the Agent from time to time upon request by the Agent the certificate of a Responsible Officer of the Borrower stating that, except as disclosed in a schedule thereto, the Borrower has not received written notice that any mechanics' liens have been filed or will be filed on the Mortgaged Properties; provided that mere receipt of an invoice for services rendered shall not constitute written notice that a mechanics' lien will be filed.

                  D. The Borrower shall provide the Agent and Lenders with an internal engineering report by October 31, 1999.

                  E. The Borrower will not, and will not allow any of its Subsidiaries to, (i) transfer any assets to Quest Resources LLC or (ii) make any investments in or loans or advances to Quest Resources LLC.

                  Section 4. Conditions Precedent. This Amendment shall become binding upon receipt by the Agent of the following documents and satisfaction of the other conditions provided in this Section 4, each of which must be satisfactory to the Agent in form and substance:

                  A. counterparts of this Amendment executed by the Borrower, the Agent and the Lenders;

                  B. certificates of the Secretary or an Assistant Secretary of the Borrower and each of the Guarantors setting forth for each of them (i) the resolutions of its board of directors or managers (or if such Guarantor is a partnership, resolutions of the general partner of such partnership), as applicable, with respect to the authorization to execute and deliver this Amendment and consummate the transactions contemplated hereby; (ii) the Responsible Officer of such entity authorized to sign this Amendment, and (iii) the signature of such authorized Responsible Officer of such entity;

                  C. a Fourth Amendment to Guaranty Agreement executed by Brigham Exploration Company;

                  D. a Consent and Acknowledgement executed by each of the Guarantors;

                  E. an opinion of in-house counsel of Borrower and Brigham Exploration substantially in the form issued by counsel to Borrower in connection with the Second Amendment;


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                  F. payment to the Agent for the ratable benefit of the Lenders of all accrued and unpaid Interest outstanding on all Base Rate Loans under the Credit Agreement and the Notes;

                  G. payment of the expenses of the Agent and the Lenders in accordance with Section 8.B hereof; and

                  H. such other documents as Agent or its counsel may reasonably request.

                  Section 5. Representations and Warranties.

                  A. Except as provided in subsection (iii) of this Section 5.A., the Borrower hereby reaffirms that, as of the date of this Amendment, the representations and warranties made by the Borrower and Brigham Exploration in the Credit Agreement are true and correct as though made on and as of the date hereof, and further, the Borrower represents that,

                     (i) as of the date hereof, no Default or Material Adverse Effect has occurred and is continuing except as previously disclosed to the Agent in writing;

                     (ii) the execution, delivery and performance by the Borrower or the Guarantors of this Amendment and the other Loan Documents and all instruments and documents to be delivered by the Borrower or the Guarantors, to the extent a party thereto, hereunder and thereunder and the creation of all Liens provided for herein and therein: (a) are within the Borrower's or such Guarantor's corporate power; (b) have been duly authorized by all necessary or proper corporate action, including the consent of stockholders, members and/or partners therein or thereof; (c) are not in contravention of any provision of the Borrower's or such Guarantor's certificate of incorporation, bylaws or similar organizational and/or governing documents; (d) will not violate (1) any law or regulation or (2) any order or decree of any court or governmental instrumentality; (e) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower or any of the Guarantors is a party or by which the Borrower or any of the Guarantors or any of their respective property is bound; (f) will not result in the creation or imposition of any Lien upon any of the property of the Borrower or the Guarantors other than those in favor of the Agent pursuant to the terms of this Amendment and the other Loan Documents to be delivered in connection herewith; and (g) do not require the consent or approval of any governmental body, agency, authority or any other Person that has not been duly obtained, made or complied with prior to the date hereof. At or prior to the date hereof, each of this Amendment and the other Loan Documents to be delivered in connection herewith shall have been duly executed and delivered for the benefit of or on behalf of the Borrower or the Guarantors, in each case to the extent a party thereto, and each shall then constitute a legal, valid and binding obligation of the Borrower or such Guarantor, enforceable against it in accordance with its terms; and


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                     (iii) notwithstanding the foregoing, the representations
and warranties contained in the last sentence of Section 7.10(a) of the Credit Agreement (and not those contained in the first two sentences) are reaffirmed with respect to the Mortgaged Property covered by or described in the New Mortgage.

                  B. Each of the Borrower and the Guarantors further represents and warrants, for itself only that he or it (i) is executing this Amendment after consultation with counsel of his or its own choosing, (ii) has read and understands the release granted by Section 6 hereof, (iii) desires to execute this Amendment and (iv) has the requisite authority to enter into and be bound by this Amendment, including the release granted by Section 6 hereof.

                  Section 6. Release.

                  A. Each of the Releasing Parties desires and intends fully to compromise, release and settle any and all of the Released Claims; and each of the Releasing Parties hereby covenants, warrants and represents unto each of the Released Parties that such Releasing Party does hereby FOREVER RELEASE, ACQUIT, WAIVE AND DISCHARGE each of the Released Parties of and from the Released Claims and each of the Releasing Parties hereby declares the same FOREVER RELEASED, ACQUITTED, WAIVED, SETTLED AND DISCHARGED. This release is effective without regard to whether (i) such Released Claims are known or unknown, (ii) damages arising out of such Released Claims have yet accrued, (iii) such Released Claims arose collaterally, directly, derivatively, or otherwise between the parties hereto or (iv) an ordinary person in the same or similar circumstances would or would not, through the exercise of due care, have discovered such claims by the date of this Amendment. In connection with the foregoing release:

                  B. Borrower and each of the Guarantors represents and warrants that it has the full power and authority to perform the release granted in this
Section 6 and that it has not in any manner made any assignment of any Released Claim to any third party.

                  C. The release granted in this Section 6 will be effective upon execution of this Amendment by all of the parties hereto.

                  D. Each party executing this Amendment understands and agrees that the release granted in this Section 6 is a full, final and complete release of the Released Claims and that such release may be pleaded as an absolute and final bar to any or all suits which may hereafter be filed or prosecuted by any one or more of the Releasing Parties or anyone claiming by, through or under any one or more of the Releasing Parties in respect of any of the matters released hereby, and that no recovery on account of the Released Claims may hereafter be had from any of the Released Parties; and that the consideration given for such release is not an admission of liability or fault on the part of any of the Released Parties (it being the express intent of the parties hereto to obtain peace of mind and avoid the expense and uncertainty of potential litigation), and that


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none of the Releasing Parties or those claiming by, through or under any of them will ever claim that it is.

                  E. The parties hereto acknowledge that the release granted by this Section 6 does not have any effect with respect to relationships between the Borrower and each of the Guarantors and the Lenders and the Agent other than in connection with the Lending Relationship.

                  Section 7. Events of Default and Remedies.

                  A. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                     (i) Brigham Exploration shall fail to deliver within 30 days after closing a Warrant Agreement in form and substance satisfactory to the Lenders executed by Brigham Exploration in favor of each of Bank of Montreal and Societe Generale;

                     (ii) Brigham Exploration shall fail to deliver within 30 days after closing a legal opinion of Brigham Exploration's in-house counsel in form and substance satisfactory to the Agent with respect to the Warrant Agreements, any Loan Documents executed by Brigham Holdings I, LLC or Brigham Holdings II, LLC in connection with this Third Amendment and consummation of the transactions contemplated by the Warrant Agreements and such other Loan Documents;

                     (iii) the Borrower shall fail to deliver within 30 days after closing a Consent and Acknowledgement executed by Brigham Holdings I, LLC in favor of the Agent;

                     (iv) the Borrower shall fail to deliver within 30 days after closing a Consent and Acknowledgement executed by Brigham Holdings II, LLC in favor of the Agent; and

                     (v) the Borrower shall fail to deliver certificates of the Secretary or an Assistant Secretary of Brigham Exploration, Brigham Holdings I, LLC and Brigham Holdings II, LLC setting forth for each of them (i) the resolutions of its board of directors or managers (or if such entity is a partnership, resolutions of the general partner of such partnership), as applicable, with respect to the authorization to execute and deliver the Warrant Agreements and the Loan Documents to be executed in connection with this Third Amendment and to consummate the transactions contemplated hereby and thereby, in each case, to the extent a party thereto; (ii) the Responsible Officer of such entity authorized to execute such documents, and (iii) the signature of such authorized Responsible Officer of such entity.


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                  B. The occurrence and continuation of an Event of Default
hereunder shall constitute an Event of Default under the Credit Agreement as amended hereby.

                  Section 8. Payment of Fees and Expenses; Form of Payment.

                  A. Brigham Exploration, as Guarantor of Borrower's obligations to Lenders under the Loan Documents, agrees, in consideration of the Lenders' agreement to enter into this Third Amendment, to issue to each Lender its ratable share, based on its Percentage Share of the Aggregate Commitments, of warrants to purchase 1,000,000 shares of the common stock of Brigham Exploration exercisable in accordance with the terms and conditions of the Warrant Agreements.

                  B. The Borrower agrees, whether or not the transactions contemplated hereby are consummated, to pay all reasonable expenses of the Agent and the Lenders (including, without limitation, all reasonable fees and disbursements of counsel and other outside consultants for the Agent and/or the Lenders) in connection with the negotiation, investigation, preparation, execution and delivery of, recording and filing of, preservation of rights under and enforcement of this Amendment and the other Loan Documents to be delivered in connection herewith.

                  C. All payments to be made by the Borrower under this Amendment shall be made in Dollars, in immediately available funds, to the Agent at such account as the Agent shall specify by notice in accordance with Section
4.01 of the Credit Agreement.

                  Section 9. Limitations. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to, or waiver or modification of, any other term or condition of the Credit Agreement or any of the other Loan Documents, or (b) prejudice any right or rights which the Lenders or the Agent may now have or may have in the future under or in connection with the Credit Agreement or any of the other Loan Documents. Except as expressly supplemented, amended or modified hereby, the terms and provisions of the Credit Agreement or any other Loan Documents are and shall remain in full force and effect. In the event of a conflict between this Amendment and any of the foregoing documents, the terms of this Amendment shall be controlling.

                  Section 10. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges and agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own decision to enter into this Amendment, and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Amendment or the Credit Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Amendment or any other Loan Document or any other document referred to or provided for herein or therein or to


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inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder and under the Credit Agreement, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Agent or any of its Affiliates. In this regard, each Lender acknowledges that Weil, Gotshal & Manges LLP is acting in this transaction as special counsel to the Agent only. Each Lender will consult with its own legal counsel to the extent that it deems necessary in connection with this Amendment and the matters contemplated herein.

                  Section 11. Governing Law. This Amendment and the rights and obligations of the parties hereunder and under the Credit Agreement shall be construed in accordance with and be governed by the laws of the State of Texas and the United States of America.

                  Section 12. Descriptive Headings, etc. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

                  Section 13. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts and all of such counterparts shall together constitute one and the same instrument.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be executed as of the date first written above.

            NOTICE PURSUANT TO TEX. BUS. & COMM. CODE SECTION 26.02

                  THIS AMENDMENT AND OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES BEFORE OR SUBSTANTIALLY CONTEMPORANEOUSLY WITH THE EXECUTION HEREOF TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENT BETWEEN THE PARTIES.

BORROWER:                                BRIGHAM OIL & GAS, L.P.

                                         By: Brigham, Inc., its General Partner



                                         By: /s/ CRAIG M. FLEMING
                                            ------------------------------------
                                         Name: Craig M. Fleming
                                              ----------------------------------
                                         Title: Vice President and CEO
                                               ---------------------------------


AGENT:                                   BANK OF MONTREAL



                                         By: /s/ THOMAS E. MCGRAW
                                            ------------------------------------
                                            Thomas E. McGraw
                                            Director


LENDER:                                  BANK OF MONTREAL


                                         By: /s/ THOMAS E. MCGRAW
                                            ------------------------------------
                                            Thomas E. McGraw
                                            Director


                                       S

LENDER:                                  SOCIETE GENERALE, Southwest Agency


                                         By: /s/ MARK A. COX
                                            ------------------------------------
                                         Name:  Mark A. Cox
                                                --------------------------------
                                         Title: Director
                                                --------------------------------



                                       S

                                                                       EXHIBIT A

                                     ANNEX I


Name of Lender               Percentage Share           Maximum Credit Amount
--------------               ----------------           ---------------------
Bank of Montreal                 66.1538                     $43,000,000
Societe Generale                 33.8462                     $22,000,000


                                   ANNEX I-I